Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254445

PROSPECTUS

vTv Therapeutics Inc.

Up to $5,500,000

Class A Common Stock

________________________

We have entered into a Controlled Equity OfferingSM Sales Agreement, or sales agreement, with Cantor Fitzgerald & Co., or Cantor Fitzgerald, relating to shares of our Class A common stock, $0.01 par value per share, offered by this prospectus. In accordance with the terms of the sales agreement, from time to time we may offer and sell shares of our Class A common stock having an aggregate gross sales price of up to $5.5 million through or to Cantor Fitzgerald, acting as sales agent or principal, pursuant to this prospectus.

Our Class A common stock is traded on The Nasdaq Capital Market under the symbol “VTVT.” On April 20, 2021, the last reported sale price of our Class A common stock as reported on The Nasdaq Capital Market was $2.41 per share.

As of April 20, 2021, the aggregate market value of the outstanding Class A common stock held by non-affiliates, computed by reference to the price at which our Class A common stock was last sold on April 13, 2021 was $71,791,740, based on 57,571,904 shares of our outstanding Class A common stock as of April 13, 2021, of which 20,869,692 shares of Class A common stock were held by non-affiliates.  During the 12 calendar months prior to and including the date of this prospectus (excluding this offering), we have sold $12,999,999 pursuant to General Instruction I.B.6 of Form S-3.

Sales of our Class A common stock, if any, under this prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Subject to terms of the sales agreement, Cantor Fitzgerald is not required to sell any specific number or dollar amounts of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cantor Fitzgerald and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor Fitzgerald will be entitled to compensation under the terms of the sales agreement at a fixed commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of our Class A common stock on our behalf, Cantor Fitzgerald will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to Cantor Fitzgerald against certain civil liabilities, including liabilities under the Securities Act.

Investing in our Class A common stock involves risks that are referenced under the caption “Risk Factors” on page S-3 of this prospectus.  We are a “smaller reporting company” and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor

The date of this prospectus is April 21, 2021.

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ABOUT THIS PROSPECTUS

This prospectus relates to an offering of our Class A common stock. Before buying any of the securities that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

Unless the context requires otherwise, references in this prospectus to “vTv,” “the company,” “we,” “us” and “our” refer to vTv Therapeutics Inc.

This prospectus describes the terms of this offering and also adds to, updates and changes information contained in the documents incorporated by reference into this prospectus. To the extent the information contained in this prospectus differs from or conflicts with the information contained in any document incorporated by reference, the information in this prospectus will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor Cantor Fitzgerald have authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus only and that any information we have incorporated by reference is accurate only as of the date given in the document incorporated by reference or as of the date of this prospectus, as applicable, regardless of the time of delivery of this prospectus, any related free writing prospectus, or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available free of charge on or through our website at www.vtvtherapeutics.com, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we

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incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021, including the information specifically incorporated by reference therein from our definitive proxy statement filed with the SEC on March 18, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on January 14, 2021 and January 21, 2021;
•

The description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on July 30, 2015, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.vtvtherapeutics.com) is not incorporated into this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

vTv Therapeutics Inc.
Attn: Chief Financial Officer
3980 Premier Drive, Suite 310

High Point, NC 27265

Telephone: (336) 841-0300

You should rely only on the information contained or incorporated by reference in this prospectus, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contain statements that are not strictly historical in nature and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are subject to the “safe harbor” created by Section 27A of the Securities Act and Section 21E of the Exchange Act and may include, but are not limited to, statements about:

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•	our ability to successfully develop, market, commercialize and achieve market acceptance for any of our product candidates or therapies that we may develop;

•	our estimates for future performance;

•	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

•	the progress or success of our research, development and clinical programs, including the application for and receipt of regulatory clearances and approvals;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	scientific studies and the conclusions we draw from them; and

•	our anticipated use of proceeds from this offering.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” the negative of these words and words or similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to risks and uncertainties. The underlying information and expectations are likely to change over time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, in our 2020 Annual Report and in our other filings with the SEC. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities in this offering, you should carefully consider the risk factors discussed or incorporated by reference herein, in addition to the other information set forth in this prospectus and in the documents incorporated by reference.

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PROSPECTUS SUMMARY

This summary does not contain all the information that you should consider before investing in the securities offered by this prospectus. Before making an investment decision, you should carefully read the entire prospectus, including the “Risk Factors” sections, as well as the financial statements and the other information incorporated by reference herein and the information in any free writing prospectus that we may authorize for use in connection with this offering.

Overview

We are a clinical-stage pharmaceutical company focused on treating metabolic and inflammatory diseases to minimize their long-term complications and improve the lives of patients. We have an innovative pipeline of first-in-class small molecule clinical and pre-clinical drug candidates for the treatment of a wide range of diseases. Our pipeline is led by our programs for the treatment of type 1 diabetes (TTP399) and for psoriasis (HPP737). We completed the Simplici-T1 Study, an adaptive Phase 1b/2 study supported by JDRF International (“JDRF”), to explore the effects of TTP399 in patients with type 1 diabetes at the beginning of 2020.  In February 2020, we reported positive results from the Phase 2 - Part 2 confirming phase of this study which achieved its primary objective by demonstrating statistically significant improvements in HbA1c (long-term blood sugar) for TTP399 compared to placebo. We are working on the design for pivotal and registrational studies for TPP399, with input from the FDA.  In addition to the pivotal studies of TTP399, we are conducting a Phase 1 mechanistic study of TTP399 in patients with type 1 diabetes to determine the impact of TTP399 on ketone body formation during a period of acute insulin withdrawal. In April 2021, we announced that the U.S. Food and Drug Administration granted Breakthrough Therapy designation to TTP399 for the treatment of type 1 diabetes.

We are also conducting a multiple ascending dose Phase 1 study of HPP737, an orally administered phosphodiesterase type 4 (“PDE4”) inhibitor, to assess the pharmacokinetics, pharmacodynamics, safety and tolerability of HPP737 in healthy volunteers as part of our psoriasis program.  The goal of this study is to confirm the maximum tolerated dose with minimal or no gastrointestinal (“GI”) intolerance in the form of nausea, vomiting or diarrhea. We expect to complete this study in the second quarter of 2021.

In addition to our internal development programs, we are furthering the clinical development of four other programs: a small molecule GLP-1r agonist, the PDE4 inhibitor, HPP737, a PPAR-delta agonist, and an Nrf2 activator through partnerships with pharmaceutical partners via licensing arrangements.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Corporate Information

We were incorporated in Delaware under the name vTv Therapeutics Inc. in April 2015.  Our principal executive office is located at 3980 Premier Drive, Suite 310, High Point, NC 27265, Telephone (336) 841-0300.  Our website address is www.vtvtherapeutics.com.  The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

The Offering

Issuer	vTv Therapeutics Inc.
Class A common stock offered by us	Shares of our Class A common stock having an aggregate offering price of up to $5,500,000
Class A common stock to be outstanding following this offering

Up to 56,332,868 shares of Class A common stock, assuming sales of 2,282,158 shares of Class A common stock in this offering at an offering price of $2.41 per share, which was the last reported sale price of our Class A common stock on the Nasdaq Capital Market on April 20, 2021. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time through or to, Cantor Fitzgerald, as sales agent or principal. See “Plan of Distribution” on page S-9 of this prospectus.
Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates. See “Use of Proceeds” on page S-6 of this prospectus.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus and in the documents incorporated by reference herein.
Nasdaq Capital Market symbol	“VTVT.”

The number of shares of Class A common stock to be outstanding immediately after this offering is based on 54,050,710 shares of our Class A common stock outstanding as of December 31, 2020. Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes:

•	23,094,221 shares of Class B common stock issued and outstanding as of December 31, 2020 which is exchangeable on a one-for-one basis for shares of Class A common stock;

•

1,823,917 shares of Class A common stock issuable upon the exercise of outstanding warrants issued pursuant to certain letter agreements between vTv and MacAndrews & Forbes Group, LLC dated, with exercise prices between $1.53 and $5.04 per share;

•

190,586 shares of Class A common stock issuable upon the exercise of outstanding warrants held by Horizon Technology Finance Corporation and Silicon Valley Bank, with exercise prices between $5.92 and $6.39 per share;

and

•	4,453,357 shares of Class A common stock issuable under our 2015 equity incentive plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our 2020 Annual Report, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference in this prospectus, and all other information contained in this prospectus and incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, before purchasing shares of our Class A common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in our SEC filings occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution in the net tangible book value per share of the Class A common stock you purchase.

The offering price per share in this offering may exceed the net tangible book value per share of our Class A common stock outstanding prior to this offering.  Assuming that an aggregate 2,282,158 shares of our Class A common stock are sold at a price of $2.41 per share pursuant to this prospectus, which was the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 20, 2021, for aggregate gross proceeds of $5.5 million, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $2.29 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2020 after giving effect to this offering and the assumed offering price.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

In addition, the sale of shares in this offering and any future sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Class A common stock. We cannot predict the effect, if any, that market sales of those shares of Class A common stock, or the perception that those shares may be sold, will have on the market price of our Class A common stock.

We plan to sell shares of our Class A common stock in “at the market offerings” and investors who buy shares of our Class A common stock at different times will likely pay different prices.

Investors who purchase shares of our Class A common stock in this offering at different times will likely pay different prices and may experience different outcomes in their investment results. We will have discretion, subject to the effect of market conditions, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of their shares of our Class A common stock. Many factors could have an impact on the market price of our Class A common stock, including the factors described above and those disclosed under “Risk Factors” in our 2020 Annual Report as updated in subsequent reports filed with the SEC.

We do not expect to pay any dividends in the foreseeable future.

In the past, we have not paid dividends on our Class A common stock. We do not currently intend to pay dividends on our Class A common stock and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of certain existing and any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Class A common stock may be your sole source of gain for the foreseeable future.

Our share price may be volatile, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of shares of our Class A common stock could be subject to wide fluctuations in response to many risk factors listed in this section and in the documents incorporated by reference herein, and others beyond our control, including:

•	results and timing of our clinical trials and receipt of data from the trials;
•	the availability of cash or financing to continue our clinical trials and other operations;
•	results of clinical trials of our competitors’ products;
•	failure or discontinuation of any of our research programs;
•	delays in the development or commercialization of our potential products;
•	regulatory actions with respect to our products or our competitors’ products;
•	actual or anticipated fluctuations in our financial condition and operating results;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
•	competition from existing products or new products that may emerge;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	additions or departures of key management or scientific personnel;
•

disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain, maintain, defend or enforce proprietary rights relating to our products and technologies;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A common stock by us, our insiders or our other stockholders;
•	issues in manufacturing our potential products;
•	market acceptance of our potential products;
•	market conditions for biopharmaceutical stocks in general; and
•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies.  These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.  These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our Class A common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their Class A common stock at or above the price at which they purchased their shares.

USE OF PROCEEDS

We may issue and sell shares of our Class A common stock having aggregate sales proceeds of up to $5.5 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cantor Fitzgerald as a source of financing.

We intend to use the net proceeds from this offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates.

Specifically, we intend to use the net proceeds from this offering, together with our existing cash and cash equivalents as follows:

•	to fund the multiple ascending dose and phase 2 studies of HPP737;
•	to fund activities related to conducting a pivotal trial of TTP399 in patients with type 1 diabetes, including the conduct of the mechanistic study; and
•	for working capital and general corporate purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

DILUTION

The net tangible book value of our common stock as of December 31, 2020 was approximately $3.8 million, or approximately $0.05 per share of common stock based upon a total of 77,144,931 shares outstanding as of December 31, 2020, reflective of the combined outstanding 54,050,710 shares of Class A common stock and 23,094,221 shares of Class B common stock. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, exclusive of the redeemable noncontrolling interest, divided by the total number of shares outstanding.

After giving effect to the sale by us of our Class A common stock in the aggregate amount of $5.5 million in this offering at an assumed offering price of $2.41 per share, which was the last reported sale price of our Class A common stock on The Nasdaq Capital Market on April 20, 2021, and after deducting commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of December 31, 2020 would have been approximately $9.2 million, or $0.12 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.07 per share to existing stockholders and an immediate dilution of $2.29 per share to purchasers in this offering. The following table illustrates the dilution:

Public offering price per share		$2.41
Net tangible book value per share as of December 31, 2020	0.05
Increase per share attributable to new investors	0.07
As adjusted net tangible book value per share as of December 31, 2020, after giving effect to this offering		$0.12
Dilution per share to new investors purchasing shares in this offering		$2.29

The table above assumes, for illustrative purposes, that an aggregate of 2,282,158 shares of our Class A common stock are sold at a price of $2.41 per share, the last reported sale price of our Class A common stock on the Nasdaq Capital Market on April 20, 2021, for aggregate gross proceeds of $5.5 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.25 per share in the price at which the shares are sold from the assumed offering price of $2.41 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $5.5 million during the term of the sales agreement with Cantor Fitzgerald is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $0.12 per share and would increase the dilution in net tangible book value per share to new investors to $2.54 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price of $2.41 per share shown in the table above, assuming all of our Class A common stock in the aggregate amount of $5.5 million during the term of the sales agreement with Cantor Fitzgerald is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $0.12 per share and would decrease the dilution in net tangible book value per share to new investors to $2.04 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

The number of shares of common stock expected to be outstanding after this offering included in the table above are based on 77,144,931 shares of common stock outstanding, reflective of the combined outstanding shares of Class A common stock and Class B common stock as of December 31, 2020 and excludes:

•

1,823,917 shares of Class A common stock issuable upon the exercise of outstanding warrants issued pursuant to certain letter agreements between vTv and MacAndrews & Forbes Group, LLC dated December 5, 2017, July 30, 2018, December 11, 2018, September 26, 2019 and December 23, 2019, with exercise prices between $1.53 and $5.04 per share;

•

190,586 shares of Class A common stock issuable upon the exercise of outstanding warrants held by Horizon Technology Finance Corporation and Silicon Valley Bank, with exercise prices between $5.92 and $6.39 per share;

•	4,453,357 shares of Class A common stock issuable under our 2015 equity incentive plan.

To the extent that other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cantor Fitzgerald, under which we may issue and sell shares of our Class A common stock having an aggregate gross sales price of up to $5,500,000 from time to time through or to Cantor Fitzgerald acting as sales agent or principal. The sales agreement has been filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus.

Following delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cantor Fitzgerald may offer and sell our Class A common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. We may instruct Cantor Fitzgerald not to Class A sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor Fitzgerald may suspend the offering of Class A common stock upon notice and subject to other conditions.

We will pay Cantor Fitzgerald commissions, in cash, for its services in acting as agent in the sale of our Class A common stock. Cantor Fitzgerald will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor Fitzgerald for certain specified fees and documented expenses, including the fees and documented expenses of its legal counsel in an amount not to exceed $65,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Cantor Fitzgerald under the terms of the sales agreement, will be approximately $123,000.

Settlement for sales of Class A common stock will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor Fitzgerald in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our Class A common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor Fitzgerald may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Cantor Fitzgerald will use its commercially reasonable efforts consistent with its normal trading and sales practices, to solicit offers to purchase the shares of Class A common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the Class A common stock on our behalf, Cantor Fitzgerald will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor Fitzgerald against certain civil liabilities, including liabilities under the Securities Act.

The offering of our Class A common stock pursuant to the sales agreement will terminate as permitted therein. We and Cantor Fitzgerald may each terminate the sales agreement at any time upon ten days’ prior notice.

Cantor Fitzgerald and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor Fitzgerald will not engage in any market making activities involving our Class A common stock while the offering is ongoing under this prospectus.

This prospectus in electronic format may be made available on a website maintained by Cantor Fitzgerald, and Cantor Fitzgerald may distribute this prospectus electronically.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters will be passed upon for Cantor Fitzgerald by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of vTv Therapeutics Inc. appearing in vTv Therapeutics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Up to $5,500,000

Class A Common Stock

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PROSPECTUS

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Cantor

April 21, 2021